UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2016

GROUPON, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35335	27-0903295
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 400 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

312-676-5773

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Investment Agreement

On April 3, 2016, Groupon, Inc. (the “Company”) entered into an investment agreement (the “Investment Agreement”) with A-G Holdings, L.P. (“Atairos”), relating to the issuance to Atairos of $250 million principal amount of the Company’s 3.25% Senior Convertible Notes due 2022 (the “Notes”). The transactions contemplated by the Investment Agreement (the “Transactions”) closed on April 4, 2016 (the “Closing”).

Board Representation

Pursuant to the terms of the Investment Agreement, in connection with the Closing, the Company’s Board of Directors (the “Board”) increased the size of the Board from nine directors to ten directors and elected Michael J. Angelakis, a nominee designated by Atairos, to the Board. Atairos’ right to nominate a director will terminate if Atairos and its affiliates beneficially own less than the greater of (i) 66.7% of the Company’s outstanding Class A common stock or common stock, as applicable (the “Common Stock”), (on an as-converted basis) owned by Atairos immediately following the Closing or (ii) 4% of the number of shares of Common Stock then outstanding (on an as-converted basis).

For so long as Atairos has the right to nominate a director to the Board, the Company has, subject to the approval of the nominating and corporate governance committee of the Board, agreed to include such person in its slate of nominees for election to the Board at each of the Company’s meetings of stockholders in which directors are to be elected and to use its reasonable efforts to cause the election of such person.

Standstill

Pursuant to the Investment Agreement, Atairos has agreed, subject to certain exceptions, that until the earliest of (i) the later of (A) the date that is six months following such time as Atairos no longer has the right to nominate a director or (B) April 4, 2019, (ii) the effective date of a change of control of the Company or (iii) 90 days after Atairos does not beneficially own any Notes or shares of Common Stock (the “Standstill Period”), Atairos will not, among other things: (i) acquire any securities of the Company if, immediately after such acquisition, Atairos would collectively own in the aggregate more than 20.0% of the then outstanding voting securities of the Company, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company or its securities, or make any public statement with respect to such transaction, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (iv) sell, transfer or otherwise dispose of any voting securities of the Company to any person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of 20.0% or more of the outstanding voting securities of the Company, or (v) call or seek to call any meeting of stockholders or other referendum or consent solicitation.

Transfer Restrictions and Registration Rights

The Investment Agreement restricts Atairos’ ability to transfer the Notes or shares issuable upon conversion of the Notes, subject to certain exceptions specified in the Investment Agreement. In particular, prior to the earlier of (i) April 4, 2018 and (ii) a change of control of the Company, Atairos will be restricted from transferring or entering into an agreement that transfers the economic consequences of ownership of the Notes or shares issuable upon conversion of the Notes. These restrictions do not apply to, among others, transfers to affiliates and pledges of the Notes or shares issuable upon conversion of the Notes, or the satisfaction of obligations related to pledged Notes or shares issuable upon conversion of the Notes, in each case in connection with one or more bona fide financing arrangements.

Subject to certain limitations, the Investment Agreement provides Atairos with certain registration rights for the Notes and shares of Common Stock held by Atairos, including shares of Common Stock issuable upon conversion of the Notes.

The foregoing description of the Investment Agreement is qualified in its entirety by reference to the Investment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Voting Agreement

In connection with the Closing, the Company and Atairos entered into a voting agreement, dated as of April 4, 2016, with Eric Lefkofsky, Bradley Keywell, New Enterprise Associates, L.P. and their respective affiliates (the “Voting Agreement”), pursuant to which such stockholders committed to vote the shares that each holder owns in favor of Atairos’ director nominee at any annual or special meeting at which directors of the Company are elected.

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Indenture

In connection with the Closing, the Company and U.S. Bank, National Association (the “Trustee”) entered into an indenture dated as of April 4, 2016 (the “Indenture”) pursuant to which the Notes were issued to Atairos.

The Notes bear interest at a rate of 3.25% per annum, payable annually in arrears in cash on April 1 of each year, beginning on April 1, 2017. The Notes will mature on April 1, 2022 (the “Maturity Date”), subject to earlier conversion or redemption.

The Notes are convertible into cash, shares of Common Stock or a combination of cash and Common Stock, at the Company’s option, at any time prior to the close of business on the scheduled trading day immediately preceding the Maturity Date, at an initial conversion rate of 185.1852 shares of Common Stock per $1,000 principal amount of the Notes (which represents an initial conversion price of $5.40 per share), in each case subject to certain adjustments determined in the manner set forth in the Indenture. Holders of Notes that are converted in connection with a Make-Whole Fundamental Change, as defined in the Indenture, are, under certain circumstances, entitled to an increase in the conversion rate for such Notes based on the effective date of such event and the applicable price attributable to the event as set forth in a table contained in the Indenture. The definition of Make-Whole Fundamental Change includes a sale of substantially all the Company’s assets, a change of control of the Company by way of a tender offer, merger or similar event, and the adoption of a plan relating to the Company’s liquidation or dissolution.

With certain exceptions, upon a Fundamental Change (as defined in the Indenture), the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at a purchase price equal to the principal amount plus accrued and unpaid interest. In addition, the Company may redeem all of the principal amount of the Notes, at its option, at a purchase price equal to the principal amount plus accrued and unpaid interest on or after April 1, 2020, if the closing sale price of the Common Stock exceeds 150% of the then-current conversion price for 20 or more trading days in the 30 consecutive trading day period preceding the Company’s exercise of this redemption right (including the trading day immediately prior to the date of the notice of redemption).

The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all senior unsecured indebtedness of the Company, and will rank senior in right of payment to any indebtedness that is contractually subordinated to the Notes.

The Indenture includes customary events of default. If an event of default, as defined in the Indenture, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may, subject to certain exceptions provided in the Indenture, declare 100% of the principal of, and accrued and unpaid interest through the date of such declaration on, all the Notes to be immediately due and payable in full. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes and any unpaid interest accrued thereon through the occurrence of such event will automatically become and be immediately due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Amendment to Credit Agreement

The Company entered into an amendment (the “Amendment”) to its $250 million Credit Agreement, effective as of April 4, 2016, among the Company, as Borrower, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Credit Agreement”) to, among other things, amend its financial covenants relating to the maintenance of a minimum fixed charge coverage ratio and maximum funded indebtedness to EBITDA ratio, impose a financial covenant relating to the maintenance of a maximum senior secured indebtedness to EBITDA ratio, and modify the covenants relating to the Company’s ability to make certain restricted payments.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Securities

At the Closing, the Company sold $250 million principal amount of the Notes to Atairos in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act. The Company has relied on this exemption from registration based in part on representations made by Atairos in the Investment Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Pursuant to the terms of the Investment Agreement, the Board increased the size of the Board from nine directors to ten directors and elected Michael J. Angelakis, a nominee designated by Atairos, as an independent director. Except for the Investment Agreement and the transactions contemplated thereby, there are no arrangements or understandings pursuant to which Mr. Angelakis was elected to the Board. Since the beginning of the last fiscal year, there have been no related party transactions between the Company or its subsidiaries and Mr. Angelakis that would be reportable under Item 404(a) of Regulation S-K.

In addition, Daniel Henry, who has served as a director since 2012, will not stand for re-election as a director, and his term will expire at the Company’s 2016 annual meeting of stockholders. Mr. Henry will continue to serve as a director until the annual meeting of stockholders on June 8, 2016. This decision is not related to any disagreement with the Company.

Item 8.01	Other Events

On April 4, 2016, the Company announced that its Board approved an extension of and $200 million increase to its existing share repurchase program through April 2018. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors, and any such repurchases may be made in the open market or through privately negotiated transactions. Repurchases will be made in compliance with Securities and Exchange Commission rules and other legal requirements and may be made in part under a
Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so.

On April 4, 2016, the Company issued a press release announcing the matters described above, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial	Statements and Exhibits.

(d)	Exhibits:

	Exhibit No.	Description

	4.1	Indenture, dated April 4, 2016, between the Company and U.S. Bank, National Association, as trustee.

	10.1	Investment Agreement, dated April 3, 2016, between the Company and A-G Holdings, L.P.

	10.2	Voting Agreement, dated April 4, 2016, among the Company, A-G Holdings, L.P. and the stockholders party thereto.

	10.3	Second Amendment to Credit Agreement, effective April 4, 2016, among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent.

	99.1	Press Release dated April 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: April 4, 2016	By:	/s/ Brian Kayman
	Name:	Brian Kayman
	Title:	Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated April 4, 2016, between the Company and U.S. Bank, National Association, as trustee.

10.1	Investment Agreement, dated April 3, 2016, between the Company and A-G Holdings, L.P.

10.2	Voting Agreement, dated April 4, 2016, among the Company, A-G Holdings, L.P. and the stockholders party thereto.

10.3	Second Amendment to Credit Agreement, effective April 4, 2016, among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent.

99.1	Press release, dated April 4, 2016.